UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  April 19, 2021

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number			IRS Employer Identification No.

1-11459	PPL Corporation			23-2758192
(Exact name of Registrant as specified in its charter)
Pennsylvania
Two North Ninth Street
	Allentown,	PA	18101-1179
	(610)	774-5151

333-173665	LG&E and KU Energy LLC			20-0523163
(Exact name of Registrant as specified in its charter)
Kentucky
220 West Main Street
	Louisville,	KY	40202-1377
	(502)	627-2000

1-2893	Louisville Gas and Electric Company			61-0264150
(Exact name of Registrant as specified in its charter)
Kentucky
220 West Main Street
	Louisville,	KY	40202-1377
	(502)	627-2000

1-3464	Kentucky Utilities Company			61-0247570
(Exact name of Registrant as specified in its charter)
Kentucky and Virginia
One Quality Street
	Lexington,	KY	40507-1462
	(502)	627-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol:	Name of each exchange on which registered
Common Stock of PPL Corporation	PPL	New York Stock Exchange

Junior Subordinated Notes of PPL Capital Funding, Inc.
2007 Series A due 2067	PPL/67	New York Stock Exchange
2013 Series B due 2073	PPX	New York Stock Exchange

Indicate by a check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐	PPL Corporation
☐	LG&E and KU Energy LLC
☐	Louisville Gas and Electric Company
☐	Kentucky Utilities Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐	PPL Corporation
☐	LG&E and KU Energy LLC
☐	Louisville Gas and Electric Company
☐	Kentucky Utilities Company

Section 8 - Other Events

Item 8.01 Other Events

On April 19, 2021, Louisville Gas and Electric Company ("LG&E") and Kentucky Utilities Company ("KU", and collectively with LG&E, the "Companies") announced that they have entered into an agreement with all intervenors regarding the material matters in their applications commenced in November 2020 before the Kentucky Public Service Commission ("KPSC") for increases in base electricity revenues at LG&E and KU and base gas revenues at LG&E. The agreement was filed with the KPSC for its consideration in the rate review proceedings.

The agreement proposes increases in annual electricity revenues of $77 million and $116 million at LG&E and KU, respectively, and an increase in annual gas revenues of $24 million at LG&E. The proposal includes an authorized 9.55% return on equity in such base rate calculations and an authorized 9.35% return on equity for environmental compliance recovery and gas line tracker mechanisms. The agreement does not modify a proposed one-year billing adjustment which will credit customers approximately $53 million, representing approximately $39 million and $12 million for LG&E and KU electricity customers and $2 million for LG&E gas customers. The agreement proposes that the new rates become effective for service provided on and after July 1, 2021.

The agreement among the parties proposes that the KPSC should grant the Companies’ certificates of public convenience and necessity related to the implementation of an Advanced Metering Infrastructure ("AMI") project, as well as the proposed accounting and ratemaking treatment for the project. Recovery of these expenditures will be addressed in a proceeding subsequent to full implementation of the AMI project.

The agreement also proposes the establishment of a Retired Asset Recovery Rider (“RARR”) to provide recovery of and return on the remaining investment in certain electric generating units upon their retirement over a 10 year period. In respect of the RARR, the agreement proposes that the Companies will continue to use the currently approved depreciation rates for Mill Creek units 1 and 2 and Brown unit 3.

The agreement includes a four-year "stay out" commitment from the Companies to refrain from effective base rate increases before July 1, 2025, subject to exceptions in cases of statutory or regulatory directives and initiatives or certain extraordinary or non-reoccurring circumstances.

The Companies' requested changes to net metering regarding customer solar power installations and related rates and tariffs are not covered by the agreement.

A KPSC hearing on the agreement, and the underlying proceedings, is scheduled to commence on April 26, 2021. The agreement, as well as matters not covered in the agreement, are subject to KPSC review and action, including approval, denial or modification. A ruling in the proceeding may occur during the second quarter 2021.

The proceedings are designated as KPSC Case No. 2020-0350 for LG&E and Case No. 2020-00349 for KU.

The Companies cannot predict the outcome of these proceedings.

Statements in this report regarding future events and their timing, including the Companies’ proposed rate changes, future rates, rate mechanisms or returns on equity, as well as statements as to future costs or expenses, regulation, corporate strategy and performance, are “forward-looking statements” within the meaning of the federal securities laws. Although the Companies believe that the expectations and assumptions reflected in these forward-looking statements are reasonable, these expectations, assumptions and statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: subsequent phases of rate proceedings and regulatory cost recovery; market demand and prices for electricity and natural gas; political, regulatory or economic conditions in states and regions where the Companies conduct business; and the progress of actual construction, purchase or installation of assets or operations subject to tracker mechanisms. All forward-looking statements should be considered in light of these important factors and in conjunction with PPL Corporation’s, LG&E and KU Energy LLC’s and the Companies’ Form 10-K and other reports on file with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Marlene C. Beers
Marlene C. Beers Vice President and Controller

LG&E AND KU ENERGY LLC

By:	/s/ John R. Crockett III
John R. Crockett III General Counsel, Chief Compliance Officer and Corporate Secretary

LOUISVILLE GAS AND ELECTRIC COMPANY

By:	/s/ John R. Crockett III
John R. Crockett III General Counsel, Chief Compliance Officer and Corporate Secretary

KENTUCKY UTILITIES COMPANY

By:	/s/ John R. Crockett III
John R. Crockett III General Counsel, Chief Compliance Officer and Corporate Secretary

Dated:  April 19, 2021